Exhibit 5.1

Our ref	SSY/688185-000001/6814757v3
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Weibo Corporation

7/F, Shuohuang Development Plaza,

No. 6 Caihefang Road, Haidian District, Beijing, 100080

People’s Republic of China

14 April 2014

Dear Sirs

Weibo Corporation

We have acted as Cayman Islands legal advisers to Weibo Corporation (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain American Depositary Shares (the “ADSs”) representing 23,000,000 Class A ordinary shares, par value US$0.00025 each, of the Company (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 7 June 2010 and the certificate of incorporation on change of name dated 6 July 2012.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution dated 29 April 2013 (the “Pre-IPO M&A”).

1.3	The Second Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution passed on 28 March 2014 and effective immediately prior to the closing of the Company’s initial public offering of the ADSs representing the Shares (the “IPO M&A”).

1.4	The written resolutions of the directors of the Company dated 14 March 2014 (the “Directors’ Resolutions”).

1.5	The minutes of the extraordinary general meeting of shareholders of the Company held on 28 March 2014 (the “Shareholders’ Resolutions”).

1.6	A certificate from a Director of the Company addressed to this firm dated 28 March 2014, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated 13 March 2014, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, effective immediately prior to the closing of the Company’s initial public offering of the ADSs representing the Shares, will be US$600,000 divided into (i) 1,800,000,000 Class A ordinary shares of par value of US$0.00025 each; (ii) 200,000,000 Class B ordinary shares of par value of US$0.00025 each; and (iii) 400,000,000 shares of a par value of US$0.00025 each of such class or classes (however designated) as the Board (as defined in the IPO M&A) may determine in accordance with Article 3 of the IPO M&A.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Encl

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